UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2015

Consumer Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54998	26-2517432
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

136-82 39th Ave, 4th Floor

Unit B

Flushing, NY 11354

(Address of principal executive offices, including zip code)

(718) 395-8150

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 2, 2015, Consumer Capital Group, Inc. (the “Company”) completed an acquisition of 51% of the capital stock and effectively controls the majority interest of Shanghai Zhong Hui Financial Information Services Corp., a company established under the laws of People’s Republic of China (“Acquiree”), pursuant to a Share Exchange Agreement (the “Agreement”). Pursuant to the term of the Agreement, the Company agreed to issue 5,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to certain individuals affiliated with Zhong Hui (the “Affiliates”), valued at $1.00 per share for a total of $5,000,000 or approximately 31,000,000 RMB, to exchange 51% of the capital stock of Zhong Hui (the “Acquisition”). As incentive for the closing of the Acquisition, the Company also agreed to issue to the Affiliates 5,000,000 additional shares of the Common Stock, and three-year warrants purchasing up to 5,800,000 shares of Common Stock at an exercise price of $2.00 per share, respectively. The aggregate consideration paid to the Acquiree in connection with the Acquisition was $5,000,000 million in stock. Despite of the lack of Company’s independent auditor’s audit report for the Acquiree (for reasons described below), it is Company’s belief that the acquisition is complete in accordance with the law of the People’s Republic of China.

Acquiree’s Results of Operation

Acquiree generated revenue of $716,009 since inception to December 31, 2014 (the “Period”). Acquiree incurred operating expenses of $343,901 during the Period, and as a result, had a net income of $277,204.

Acquiree’s Liquidity and Capital Resources

As of December 31, 2014, the Company’ total asset was 6,938,500, mainly comprised of Acquiree’s loan receivables and cash. The Company’s liabilities as of December 31, 2014 were $6,660,049, which comprised of $5,725,675 in payable to certain investors, $620,159 in customer advances and $110,153 due to affiliated parties. As of December 31, 2014, the Company had a working capital of $278,451.

Item 7.01 Regulation FD Disclosure.

On May 29, 2015, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) to disclose various allegations made by Lingling Zhang, Company’s secretary and director. As a result of the allegations, Company’s independent auditor raised certain concerns about Company’s management and therefore has not completed the audit of the Acquiree as of the date hereof.

Investors are strongly cautioned against and discouraged from investing in the Company relying on unaudited financials of the Acquiree. The unaudited financials, by their nature, are uncertain and may involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the unaudited financials in this current report on Form 8-K include, but are not limited to, results of operation and liquidity and capital resources of Zhonghui in fiscal year 2014.

The Company is currently unable to predict when the independent auditor will be in a position to complete its audit for the Acquiree.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of English Translation of Share Exchange Agreement, dated as of December 23, 2014, by and between Company and Acquiree (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 29, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consumer Capital Group, Inc.
Dated: July 23, 2015

	By:	/s/ Jianmin Gao
Jianmin Gao
Chief Executive Officer